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                                                                     EXHIBIT 2.1

                               AMENDMENT NUMBER 2
                                     TO THE
                              EMPLOYMENT AGREEMENT
                                     BETWEEN
                       HIGGINS INSURANCE ASSOCIATES, INC.
                                       AND
                               JOSEPH P. SCHLITZER


         WHEREAS, Higgins Insurance Associates, Inc. (the "Employer") and Joseph
P. Schlitzer (the "Employee") entered into an Employment Agreement dated December 29, 2000, which was subsequently amended on October 1, 2003 (as amended, referred to hereinafter as the "Agreement");

         WHEREAS, the term of the Agreement is for a four year term expiring December 29, 2004;

         WHEREAS, on December 8, 2004, Northeast Pennsylvania Financial Corp. ("NPFC"), the parent holding company of the Employer, entered into an Agreement and Plan of Merger with KNBT Bancorp, Inc. (the "Company") pursuant to which NPFC and the Company will merge;

         WHEREAS, the Company would like the Employer to extend the term of the Agreement for an approximately 18 month period such that the term of the Agreement will expire on July 2, 2006 in order to allow an orderly transition and integration of the operations of the Employer into those of the Company; and

         WHEREAS, the Board of Directors of the Employer and Employee desire to amend the Agreement to reflect certain mutually agreed upon revisions.

         NOW, THEREFORE, in consideration of the mutual covenants herein set forth, the Employers and Executive do hereby agree to amend the Agreement as follows:

1.       Section 2.1 is deleted in its entirety and replaced with the following:

                  2.1: Employer and Employee agree that the term of this employment agreement shall be until July 2, 2006 unless further extended or terminated in accordance with the terms and conditions hereinafter set forth.

2.       Section 2.2 is deleted in its entirety and replaced with the following:

                  The term of this Agreement may be extended in the discretion of the Employer unless the Employee elects not to accept such extension of the term hereof by providing Employer written notice thereof.

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3.     All other sections and provisions in the Agreement shall continue in full force and effect and are incorporated by reference into this Amendment No. 2.

       This Amendment No. 2 to the Agreement shall be deemed effective as of December 29, 2004.

       IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment No. 2 to the Agreement as of this 29th day of December 2004.

                                           HIGGINS INSURANCE ASSOCIATES, INC.
ATTEST:


/s/Tiffany Yaeger                          By: /s/ Thomas L. Kennedy
----------------------------------             ---------------------------------
Witness                                    Title: Chairman
                                                 -------------------------------

                                           EMPLOYER


/s/Tiffany Yaeger                          /s/ Joseph P. Schlitzer
----------------------------------         -------------------------------------
Witness                                    Joseph P. Schlitzer